Supermicro Announces an Update from the Independent Special Committee and First Quarter Fiscal Year 2025 Preliminary Financial Information

SAN JOSE, Calif. -- November 5, 2024 -- (BUSINESS WIRE) -- Super Micro Computer, Inc. (Nasdaq: SMCI), a Total IT Solution Provider for AI, Cloud, Storage, and 5G/Edge, today provided an update from the independent Special Committee appointed by the Board of Directors and announced preliminary financial information for its first quarter of fiscal year 2025 ended September 30, 2024.

Preliminary First Quarter Fiscal Year 2025 Highlights

The Company expects to report the following financial information for the quarter ended September 30, 2024:
•Net sales in a range of $5.9 billion to $6.0 billion compared to its previous guidance range of $6.0 billion to $7.0 billion
•GAAP and non-GAAP gross margin of approximately 13.3%
•GAAP diluted net income per common share in the range of $0.68 to $0.70 compared to its previous guidance range of $0.60 to $0.77
•Non-GAAP diluted net income per common share of $0.75 to $0.76 compared to its previous guidance range of $0.67 to $0.83

The non-GAAP gross margin expected to be reported for the first quarter of fiscal year 2025 adds back stock-based compensation expense of $4 million. The non-GAAP diluted net income per common share expected to be reported for the first quarter of fiscal year 2025 includes adjustments for stock-based compensation expenses of $50 million, net of the related tax effects of $17 million.

The Company expects to report total cash and cash equivalents of approximately $2.1 billion and total debt of approximately $2.3 billion with bank debt comprising approximately $0.6 billion and convertible notes of approximately $1.7 billion.

Financial Information Is Preliminary and May Be Subject to Change

The unaudited interim financial information presented in this press release is preliminary. The final financial results reported for this period may also differ from the results reported in this release.

Second Quarter Fiscal Year 2025 Guidance

The Company expects net sales in a range of $5.5 billion to $6.1 billion for the second quarter of the fiscal year 2025 ending December 31, 2024, GAAP net income per diluted share of $0.48 to $0.58 and non-GAAP net income per diluted share of $0.56 to $0.65. The Company’s projections for GAAP and non-GAAP net income per diluted share assume a tax rate of approximately 14.0% and 15.0%, respectively, and a fully diluted share count of 640 million shares for GAAP and fully diluted share count of 648 million shares for non-GAAP. The outlook for Q2 of fiscal year 2025 GAAP net income per diluted share includes approximately $54 million in expected stock-based compensation expense and other expenses, net of related tax effects of $14 million, which are excluded from non-GAAP net income per diluted share.

Update from the Independent Special Committee

As previously disclosed by the Company, in response to information that was brought to the attention of the Audit Committee of the Company’s Board of Directors, the Board of Directors had formed an independent committee (the “Special Committee”). The Special Committee has today provided the following statement to Super Micro, but has not otherwise provided any additional details or information.

"The Special Committee has completed its investigation based on a set of initial concerns raised by EY. Following a three-month investigation led by Independent Counsel, the Committee’s investigation to date has found that the Audit Committee has acted independently and that there is no evidence of fraud or misconduct on the part of management or the Board of Directors. The Committee is recommending a series of remedial measures for the Company to strengthen its internal governance and oversight functions, and the Committee expects to deliver the full report on the completed work this week or next. The Special Committee has other work that is ongoing but expects it to be completed soon."

Form 10-K Update

The Company continues to work diligently on matters related to the Form 10-K for the fiscal year ended June 30, 2024 (the “Form 10-K”), but remains unable at this time to predict when the Form 10-K will be filed. The Form 10-K was due on August 29, 2024. The Company filed a Form 12b-25 on August 30, 2024.

Nasdaq Compliance Plan

Supermicro announced on September 20, 2024, that it received a notification letter from Nasdaq stating that the Company is not in compliance with Nasdaq listing rule 5250(c)(1), which requires timely filing of reports with the U.S. Securities and Exchange Commission (the “SEC”). The September 17, 2024, letter was sent as a result of the Company's delay in filing its Form 10-K. The Company filed a Form 12b-25 on August 30, 2024.

Under the Nasdaq rules, the Company has 60 days from the date of the notice either to file the Form 10-K or to submit a plan to Nasdaq to regain compliance with Nasdaq’s listing rules. If a plan is submitted and accepted, the Company could be granted up to 180 days from the Form 10-K’s due date to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.

The Company intends to take all necessary steps to achieve compliance with the Nasdaq continued listing requirements as soon as possible.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical in fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to the preliminary financial information for the quarter ended September 30, 2024, guidance for the second quarter of fiscal year 2025 ending December 31, 2024, the Company’s submission of a plan to Nasdaq to regain compliance with Nasdaq’s listing rules and any potential acceptance and grant of additional days to regain compliance in connection therewith, and (if needed) the outcome of any appeal to a Nasdaq hearings panel related to the Company’s plan of compliance. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties, including, but not limited to, the impact of any adjustments to the Company’s historical or current financial results as a result of the Special Committee’s review, and the timing and consequences of the delays in the Company’s regaining compliance with its SEC filing obligations. Additional factors are contained in our filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

Use of Non-GAAP Financial Measures

Non-GAAP gross margin discussed in this press release adds back stock-based compensation expenses. Non-GAAP diluted net income per common share discussed in this press release adds back stock-based compensation expenses adjusted for the related tax effects. Management presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the Company's performance against prior periods, the preparation of operating budgets, and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company's financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. Pursuant to the requirements of SEC Regulation G, the reconciliation between the Company's GAAP and non-GAAP financial results is associated with stock-based compensation expenses of $50 million, net of the related tax effects of $17 million provided above.

About Super Micro Computer, Inc.

Supermicro (Nasdaq: SMCI) is a global leader in Application-Optimized Total IT Solutions. Founded and operating in San Jose, California, Supermicro is committed to delivering first to market innovation for Enterprise, Cloud, AI, and 5G Telco/Edge IT Infrastructure. We are a Total IT Solutions provider with server, AI, storage, IoT, switch systems, software, and support services. Supermicro's motherboard, power, and chassis design expertise further enable our development and production, enabling next generation innovation from cloud to edge for our global customers. Our products are designed and manufactured in-house (in the US, Taiwan, and the Netherlands), leveraging global operations for scale and efficiency and optimized to improve TCO and reduce environmental impact (Green Computing). The award-winning portfolio of Server Building Block Solutions® allows customers to optimize for their exact workload and application by selecting from a broad family of systems built from our flexible and reusable building blocks that support a comprehensive set of form factors, processors, memory, GPUs, storage, networking, power, and cooling solutions (air-conditioned, free air cooling or liquid cooling).

Supermicro, Server Building Block Solutions, and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.
Investor Relations Contact:
NMN Advisors
email: ir@supermicro.com

Source: Super Micro Computer, Inc.